Exhibit 99.1

NEWS RELEASE

SANDRIDGE ENERGY, INC. ANNOUNCES ENTRY INTO DEFINITIVE AGREEMENT

TO ACQUIRE ASSETS IN THE WESTERN ANADARKO BASIN

AND ENTRY INTO JOINT DEVELOPMENT AGREEMENT

Oklahoma City, Oklahoma, July 29, 2024 /PRNewswire/ – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE: SD) today announced the entry into a definitive agreement to acquire certain producing assets and leasehold interests in the Cherokee play of the Western Anadarko Basin for cash consideration of $144 million, before customary purchase price adjustments. The Company also entered into a Joint Development Agreement (“JDA”) governing its participation in the future development of certain of the acquired leasehold interests.

Acquisition Highlights

•	Net production of ~6 MBoed (~40% oil) focused in Ellis and Roger Mills Counties, Oklahoma

•	Includes 42 producing wells in addition to 4 drilled uncompleted (“DUC”) wells scheduled to be turned to production in 2024

•	Immediately accretive to key metrics, including production, EBITDA, and free cash flow(1)

•	Oily PDP production and new development is projected to meaningfully increase SandRidge’s EBITDA and cash flow on a pro forma basis, all while maintaining its planned quarterly dividend(1)

•	Leasehold interest in 11 drilling spacing units (“DSUs”), which add inventory of up to 22 two-mile lateral wells in the highly productive core of the Cherokee play

•	Joint development of DSUs with a partner who has a demonstrable history of successful operations in the Cherokee play

•	SandRidge will assume operatorship of new wells after they are producing

•

Acquisition assets are located within the Mid-Continent region, where SandRidge currently operates. Additionally, the assets are in the vicinity of the Company’s ongoing leasing program, providing further optionality for future SandRidge-operated drilling projects

•	July 1, 2024 effective date with anticipated closing in the third quarter 2024. SandRidge plans to fund the transaction with cash on hand

Grayson Pranin, SandRidge’s President & Chief Executive Officer, commented on the acquisition:

“We’re excited to expand our footprint in the Mid-Continent by upgrading our inventory through the Cherokee Shale play in the Western Anadarko Basin. These assets bolster our base production and cash flow profile by immediately adding higher oil content while providing access to a successful drilling campaign through joint development of the assets. We’re looking forward to participating in new high-return drilling and completion projects and taking over operatorship of the new wells, allowing us to apply SandRidge’s low-cost lease operating expertise to the new assets.

This transaction allows us to boost future production and cash flow levels, while preserving our strong balance sheet and planned capital return program. The undeveloped assets are focused in a proven and highly productive area in Roger Mills County, Oklahoma and are self-funding on a standalone basis.

Finally, the acquired producing assets and DSUs flange up with areas where we’ve been recently investigating the potential for new SandRidge-operated drilling opportunities. As we operate and jointly develop the acquired assets, our team will be well positioned to evaluate and execute on future organic growth opportunities.”

Legal Advisor

Winston & Strawn LLP is serving as SandRidge’s legal advisor for the transaction.

Contact Information

Investor Relations

SandRidge Energy, Inc.

1 E. Sheridan Ave. Suite 500

Oklahoma City, OK 73104

investors@sandridgeenergy.com

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition, and production of oil and gas assets. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at sandridgeenergy.com.

(1)	EBITDA and free cash flow are non-GAAP financial measures. For reconciliations of non-GAAP measures to the most relevant GAAP measure, please see the Company’s website (sandridgeenergy.com).

Cautionary Note to Investors—This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are neither historical facts nor assurances of future performance and reflect SandRidge’s current beliefs and expectations regarding future events and operating performance. The forward-looking statements include projections and estimates of the Company’s corporate strategies, anticipated financial impacts of the proposed transaction, future operations, development plans and appraisal programs, drilling inventory and locations, estimated oil, natural gas and natural gas liquids production, price realizations and differentials. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the possibility that the transaction does not close or that the closing may be delayed because conditions to the closing may not be satisfied, the performance of the acquired interests, the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of our Annual Report on Form 10-K and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, except as required by law.

SandRidge Energy, Inc. (NYSE: SD) is an independent oil and gas company engaged in the development, acquisition and production of oil and gas properties. Its primary area of operations is the Mid-Continent region in Oklahoma and Kansas. Further information can be found at www.sandridgeenergy.com.